Zumiez Inc. Reports June 2012 Sales Results

Net Sales Increased 18.0% to $51.3 Million; June 2012 Comparable Store Sales Increased 8.2%

EVERETT, WA -- (Marketwire - July 05, 2012) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended June 30, 2012 increased 18.0% to $51.3 million, compared to $43.5 million for the five-week period ended July 2, 2011. The Company's comparable store sales increased 8.2% for the five-week period on top of a comparable store sales increase of 9.8% in the year ago period.

To hear the Zumiez prerecorded June sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of June 30, 2012 we operated 453 stores in the United States and 15 stores in Canada, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200